Exhibit 10.13

October 24, 2019

Satish Ganesan

Dear Satish,

I am pleased to offer you a position with Synaptics as Chief Strategy Officer, reporting to Michael Hurlston, President & Chief Executive Officer. Your expected start date is November 4, 2019. You will receive a monthly salary of $29,166.67 that will be paid on the 15th and last day of each month (corresponding to an annual salary of $350,000).

You are eligible to receive an annual incentive target of 75% of your base salary for each Synaptics fiscal year. Any annual incentive payable in Synaptics' fiscal year 2020 will be prorated to the beginning of that fiscal year. Payment of the incentive will be based first on company-wide performance, followed by department and individual goals annually. Payment of any incentive amount is ultimately at the discretion of Synaptics and is not guaranteed.

Your performance and base salary will be reviewed at the end of each fiscal year as part of the Synaptics' normal focal review process. Your first review is expected to occur in July 2020, and any merit increase will be awarded after that time.

You will be eligible to participate in Synaptics ' management equity incentive program. For Synaptics ' 2020 fiscal year, subject to the approval of the Board of Directors of Synaptics (the "Board" ), you will receive an amount of Deferred Stock Units ("RSUs") corresponding to a $400,000.00 equity value, an amount of Deferred Stock Award for Market Stock Units ("MSUs") corresponding to a $400,000.00 equity value, and an amount of Performance Stock Units ("PSUs") corresponding to a $400,000.00 equity value .

Your RSUs will vest as follows: 1/4 of the RSU grant will vest on the date that is one year from your employment start date, and 1/4 will vest each year thereafter on the anniversary of your employment start date such that your award will be fully vested on the fourth anniversary of your employment start date. Your PSUs and MSUs will vest as follows: 1/3 of each such PSU and MSU grant will vest on October 31, 2020, and 1/3 will vest each year thereafter on October 31 such that your two awards will be fully vested on October 31, 2022.

The foregoing equity grants will be granted under the Synaptics Incorporated 2019 Inducement Equity Plan. MSU achievement will be based on the Synaptics total shareholder return performance and PSU achievement will be based on Synaptics ' attainment of certain levels of non-GAAP earnings per share, each as determined by the Board. The terms, including share calculations, vesting schedules and performance periods, of the RSU, MSU and PSU awards are as determined by the Board and are contingent on your execution of grant notices and agreements in forms previously approved by the Board. Vesting of the RSUs, MSUs, and PSUs is contingent on your continued employment with Synaptics.

Upon approval of the Board, you will be designated an "Executive" under the Synaptics Incorporated Change of Control Severance Policy for Principal Executive Officers and a "Covered Executive" under the Synaptics Incorporated Severance Policy for Principal Executive Officers. You agree to resign your position as a director of Synaptics and any subsidiary or affiliate of Synaptics as a pre-condition for receiving any severance or other payments or benefits under either Severance Policy.

Synaptics Incorporated ● 1251 McKay ● San Jose, CA 95131 USA

Ph: 408.904.1100 ● Fax: 408. 904.1110

www.synaptics.com

You should be aware that your employment with the Company is for no specified period and constitutes "at will" employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. This offer is contingent upon successful completion of your background and references screening.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or our employment relationship with you may be terminated.

As a Synaptics employee, you are also eligible to receive employee benefits which include:

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Group Medical, Dental and Vision insurance for you and your eligible dependents;

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Life Insurance, Short-term and Long-term Disability Insurance;

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Flexible time off benefits in accordance with Synaptics’ policy;

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Company paid holidays;

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Participation in our Employee Stock Purchase Plan;

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Participation in our 401(K) Savings Plan;

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Participation in Section 125 Flexible Spending Account

You will receive Synaptics’ Standard Proprietary Information and Assignment of Inventions Agreement regarding protection of confidential information and assignment of inventions during the on-boarding process. If you accept this offer, it is required as a condition of your employment that you return a signed copy of that agreement.

In order to accept the Company's offer, please sign and date this letter in the space provided below. We would appreciate a response no later than October 28, 2019. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Satish, we are really looking forward to your joining Synaptics and adding your experience and energy to our growing company.

Sincerely,

Michael Hurlston

President and Chief Executive Officer

ACCEPTED AND AGREED TO

This 28th Day of October 2019

Start Date: 11/04/2019

Signature: /s/ Satish Ganesan________ Full Legal Name: Satish Ganesan

Synaptics Incorporated ● 1251 McKay ● San Jose, CA 95131 USA

Ph: 408.904.1100 ● Fax: 408. 904.1110

www.synaptics.com